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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): NOVEMBER 13, 2006


                            TECUMSEH PRODUCTS COMPANY
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             (Exact name of registrant as specified in its charter)

         MICHIGAN                    0-452                     38-1093240
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(State or other jurisdiction      (Commission                 (IRS Employer
       of incorporation)          File Number)             Identification No.)

           100 EAST PATTERSON STREET
               TECUMSEH, MICHIGAN                                 49286
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    (Address of principal executive offices)                   (Zip Code)

       Registrant's telephone number, including area code: (517) 423-8411

                                (NOT APPLICABLE)
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         (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

NEW U.S. CREDIT ARRANGEMENTS

          On November 13, 2006 we signed a new $100 million Second Lien Credit Agreement with Tricap Partners LLC and a corresponding amendment to our February 6, 2006 First Lien Credit Agreement. The new second lien facility provides the company with additional liquidity and greater relief from existing financial covenants. We borrowed $100 million under the new Second Lien Credit Agreement and used the proceeds to repay in full the outstanding balance of $54.6 million under the old Second Lien Credit agreement, plus a 2% prepayment premium, and to repay $40.0 million of borrowings under the First Lien Credit Agreement. Under the terms of the First Lien Credit Agreement, as amended, we have the capacity for additional borrowings under the borrowing base formula of $65.3 million in the U.S. and $58.2 million in foreign jurisdictions. Both the First Lien Credit Agreement as amended and the new Second Lien Credit Agreement have three-year terms.

         As part of the new Second Lien Credit Agreement with Tricap and the corresponding amendment to our First Lien Credit Agreement, the minimum cumulative Adjusted EBITDA levels (measured from October 1, 2006) for the fourth quarter 2006 and 2007 quarterly periods (in millions) were set at:


 Quarterly Period Ending        First Lien Agreement    Second Lien Agreement
 -----------------------        --------------------    ---------------------
December 31, 2006                    ($14.9)                ($16.9)
March 31, 2007                        ($8.0)                ($10.0)
June 30, 2007                         $17.0                  $15.0
September 30, 2007                    $52.0                  $50.0
December 31, 2007                     $82.0                  $80.0

          In addition, the new Second Lien Credit Agreement contains interest rate terms that are favorable compared to the former second lien financing, as amended. Cash interest is equal to LIBOR plus 6.75% plus paid in kind ("PIK") interest of 1.5%. PIK interest accrues monthly on the outstanding debt balance and is paid when the associated principal is repaid. This compares to the previous second lien arrangement, as amended, of cash interest of LIBOR plus
7.5% plus PIK interest of 2.0%. Giving effect to these new arrangements, the weighted average interest rate of our borrowings under these arrangements is 10.4% compared to 8.8% before the November 13 refinancing.

          Other interest rate related terms of the new Second Lien Credit
Agreement are also more favorable than the former second lien arrangement, as amended. The new Second Lien Credit Agreement provides for additional PIK interest at the rate of 5.0% if outstanding debt balances are not reduced by certain specified dates. This additional PIK interest would apply to the difference between a target amount of aggregate reduction in debt and the actual amount of first and second lien debt reduction according to the following milestones:

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

 Milestone Date           Aggregate Reduction
 --------------           -------------------
June 30, 2007              $20.0 million
September 30, 2007         $40.0 million
December 31, 2007          $60.0 million

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         The new Second Lien Credit Agreement also provides for an additional
2.0% in PIK interest if certain assets are not sold by December 31, 2007.

         Sources of funds to make the principal reductions could include, but are not limited to, cash from operations, reductions in working capital, or asset sales.

         In addition, the new Second Lien Credit Agreement includes a commitment to create an advisory committee to assist our board of directors in working with a nationally recognized executive recruiting firm and to recommend to the board qualified candidates for various executive management positions, including the Chief Executive Officer position. The agreement provides that when the board engages a new Chief Executive Officer, Todd W. Herrick will remain as Chairman of the Board.

         Some of our major shareholders (Herrick Foundation, of which Todd W.
Herrick and Kent B. Herrick are members of the Board of Trustees, and two
Herrick family trusts, of which Todd W. Herrick is one of the trustees) entered into option agreements with Tricap to induce Tricap to make the new second lien financing available to us. We are not a party to the option agreements.

         After giving effect to the refinancing, waivers, and amendments discussed above, we are currently in compliance with the covenants of our domestic debt agreements. Achieving the level of financial performance that would support our lending arrangements, and that is required by the financial covenants, will depend on enhanced operational efficiency through a variety of initiatives, including customer price increases to cover increases in commodity costs, further employee headcount reductions, consolidation of productive capacity, and rationalization of various product platforms. While we are currently moving forward with these actions, there can be no assurance that any of these initiatives will be sufficient if certain risks continue to impede our progress. Those risks include currency fluctuations, weather, and the extent to which we may lose sales in reaction to higher product prices or adverse publicity.

         In the event that we fail to improve operational performance through these measures, our ability to raise additional funds through debt financing will be limited. We are also concerned about the amount of debt we are carrying in this challenging operating environment and as we seek to improve our company's financial performance. As a result, we are evaluating the feasibility of asset sales as a means to reduce our total indebtedness and to increase liquidity.

         For more detailed information about the terms of our new Second Lien
Credit Agreement and the corresponding amendment to our First Lien Credit
Agreement, please see the copies filed as exhibits to this report.


BRAZILIAN DEBT

         Our Brazilian engine subsidiary owes approximately $87.1 million under its separate financing arrangements with Brazilian lenders, which require it to pay principal installments of various amounts throughout the remainder of 2006 through 2009. Tecumseh Products Company is not an obligor nor does it guarantee amounts outstanding under these financing agreements. Historically, the subsidiary has experienced negative cash flows from operations, indicating that it may not have sufficient liquidity on its own to make all required debt repayments as currently scheduled. In our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, we disclosed that we were in negotiations with the lenders in Brazil to reschedule maturities of the subsidiary's debt.

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         On October 4, 2006, lenders representing a majority of the outstanding amounts borrowed by our Brazilian engine subsidiary, executed a formal standstill agreement while the lenders and we attempted to negotiate the terms of a debt restructuring agreement. Under the terms of the standstill agreement these lenders continued to extend credit and rolled over some maturities during the standstill period, which ended November 14, 2006. Our domestic lenders under the First Lien Credit Agreement, as amended, and the new Second Lien Credit
Agreement have waived, for a time, any cross-default that otherwise would result from our Brazilian engine subsidiary's failing to make a required payment on these loans. The waiver will expire 180 days after November 16, 2006, though either the First Lien lenders or the Second Lien lender can elect in their discretion to shorten the 180-day period to as few as 100 days. In any event, the waiver will end if a Brazilian lender takes legal action to collect and the action is not stayed within ten days. Our domestic credit agreements continue to place significant constraints on our ability to support our Brazilian engine subsidiary's debt and may prevent us from making payments that come due after
November 15, 2006. If our Brazilian engine subsidiary does not make payments when due, the affected Brazilian lenders may institute legal actions, and if they do, we do not know whether it would be possible to stay the actions within ten days so as to prevent a default under our domestic First and Second Lien
Credit Agreements. The Brazilian lenders may also stop making advances to the
Brazilian engine operations. The parties continue to discuss alternatives.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

         In connection with entering into the new Second Lien Credit Agreement discussed above, effective as of November 13, 2006, we terminated the February
6, 2006 Second Lien Credit Agreement among the lenders listed in that agreement, Citicorp USA, Inc. as Administrative Agent and Collateral Agent, and us, as previously amended. We repaid all of our indebtedness under the old Second Lien
Credit Agreement with proceeds of borrowing under the new Second Lien Credit
Agreement, together with a prepayment premium of $1.1 million (2% of the principal balance repaid).


ITEM 7.01 REGULATION FD DISCLOSURE.

         On November 13, 2006, we issued a press release announcing that we were postponing our quarterly earnings release and the related conference call, that we planned to delay filing our third quarter Form 10-Q, and that we had signed the amendment to our First Lien Credit Agreement and the new Second Lien Credit
Agreement described above. A copy of the press release is furnished as an exhibit to this report.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

         The following exhibits are filed or furnished with this report:

         Exhibit No.          Description
         -----------          -----------

         4.1 Amendment No. 3 to First Lien Credit Agreement dated November 13, 2006 by and among Tecumseh
                              Products Company and certain Lenders and Issuers listed therein and Citicorp USA, Inc. as Administrative Agent and Collateral Agent (Note:
                              Portions of this exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.)


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         4.2                  Amended and Restated Second Lien Credit Agreement
                              dated November 13, 2006 among Tecumseh Products
                              Company, Tricap Partners LLC and Citicorp USA,
                              Inc. (Note: Portions of this exhibit have been
                              omitted pursuant to a request for confidential
                              treatment and have been filed separately with the
                              Securities and Exchange Commission.)

         99.1                 Press release issued November 13, 2006


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  TECUMSEH PRODUCTS COMPANY


Date: November 15, 2006           By  /s/ James S. Nicholson
                                      -----------------------------------
                                      James S. Nicholson
                                      Vice President, Treasurer and Chief
                                      Financial Officer

         NOTE: The information in Item 7.01 of this report and the related exhibit (Exhibit 99.1) is not to be deemed "filed" for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section unless the registrant specifically incorporates it by reference into a filing under the Securities Act or the Exchange Act.


                                       -4-

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                                  EXHIBIT INDEX


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


Exhibit No.       Description
-----------       -----------
  4.1             Amendment No. 3 to First Lien Credit Agreement dated November
                  13, 2006 by and among Tecumseh Products Company and certain
                  Lenders and Issuers listed therein and Citicorp USA, Inc. as
                  Administrative Agent and Collateral Agent (Note: Portions of
                  this exhibit have been omitted pursuant to a request for
                  confidential treatment and have been filed separately with the
                  Securities and Exchange Commission.)

  4.2             Amended and Restated Second Lien Credit Agreement dated
                  November 13, 2006 among Tecumseh Products Company, Tricap
                  Partners LLC and Citicorp USA, Inc. (Note: Portions of this exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.)

  99.1            Press release issued November 13, 2006


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